UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): February 17, 2012
 BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13500 Evening Creek Drive North, Suite 600 San Diego, California	92128
(Address of principal executive offices)	(Zip Code)
 (858) 668-2586
(Registrant’s telephone number, including area code)
 None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of Material Definitive Agreement.
On February 17, 2012, we entered into a Lease Termination Agreement and Release (“Termination Agreement”) with Sunroad Centrum Office I, L.P. (“Sunroad”), pursuant to which we mutually agreed to terminate the Standard Form Modified Gross Office Lease (“Lease”) dated November 10, 2010, between us and Sunroad.
The Lease provided that Sunroad would construct an eight-story building in the Sunroad Centrum Project in San Diego, California, in which we would lease approximately 193,000 rentable square feet of space for an initial term of 12 years and for total base rent payments of $99.7 million for such initial term.  The new building would be located adjacent to an 11-story building in which we currently lease approximately 274,000 rentable square feet of space from Sunroad under a separate lease.
Under the Termination Agreement, the parties agreed that (1) the new building had not been constructed and we had not taken possession of any leased premises, (2) no rent payments or any other monetary obligations on our behalf had accrued under the Lease, (3) there would be no termination payment due by either party related to the Termination Agreement, and (4) Sunroad would return in full the security deposit and certain initial payment amounts that we had previously delivered under the Lease.  Additionally, each party provided the other party with a general release of claims related to the Lease.
SIGNATURES
 Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2012		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Senior Vice President, Secretary and General Counsel